Exhibit 99.1

Reconciliation of Free Cash Flow to

Net Cash Provided by Operating Activities

The free cash flow mentioned in our proxy statement and other documents we issue, including the investor presentation posted on our website, is defined as net cash provided by operating activities in the period, minus payments for property, plant and equipment made in the period, plus proceeds from the sale of property, plant and equipment in the period.

While free cash flow is not a Generally Accepted Accounting Principles (“GAAP”) measurement, we believe that our calculation of free cash flow is the predominant method of how that measure is calculated. However, because some other companies may use a different method of calculation, our free cash flow measure may not be comparable to the free cash flow measure used by other companies. Management believes, however, that free cash flow is a useful financial measure for use in evaluating Griffon’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire consolidated statements of cash flows.

The following table reconciles net cash provided by operating activities, a GAAP measure, to free cash flow, a non-GAAP measure (amounts in thousands).

	Years Ended September 30
	2020	2019
Net cash provided by operating activities - continuing operations	$137,029	$113,958
Acquisition of property, plant and equipment	(48,998)	(45,361)
Proceeds from the sale of property, plant and equipment	352	280

Free cash flow	$88,383	$68,877